Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Improved Financial Results for the Fourth Quarter and Fiscal Year 2008

SPOKANE, Wash. – Feb. 18, 2009, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income of $17.5 million, or $0.32 per diluted share, for the fourth quarter of 2008, compared to net income of $14.1 million, or $0.26 per diluted share, for the fourth quarter of 2007. For the year ended Dec. 31, 2008, Avista Corp.’s net income was $73.6 million, or $1.36 per diluted share, compared to net income of $38.5 million, or $0.72 per diluted share, for the year ended Dec. 31, 2007.

Avista’s consolidated 2008 results improved over 2007 due to increased earnings at Avista Utilities, which had weak earnings in 2007. Avista’s consolidated 2008 results also improved as compared to the prior year due to the net loss from Avista Energy in 2007.

“We are pleased with our overall results, which showed considerable improvement over a disappointing 2007. We expect continued improvement in our financial results for 2009,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris. “Although the 2008 results for the utility represent an improvement over 2007, we are still earning less than the return authorized by state regulatory commissions due to the lag in recovery of costs related to capital investments and operating expenses. We recognize and understand the financial pressure that our customers are facing in these difficult economic times. We’ll continue to diligently manage our operating costs and find additional efficiencies to help keep costs down.”

Fourth Quarter and Fiscal Year 2008 Highlights

Avista Utilities: Net income for Avista Utilities in the fourth quarter and fiscal year 2008 increased compared to the same period a year ago. This is primarily the result of increased gross margin (operating revenues less resource costs) from the implementation of new rates in Washington and Idaho effective Jan. 1 and Oct. 1, 2008, respectively. In addition, customers increased their energy usage as the result of colder weather in the first quarter of 2008.

As approved by the Washington Utilities and Transportation Commission (WUTC), electric rates for our Washington customers increased, effective Jan. 1, 2008, by an average of 9.4 percent (designed to increase annual revenues by $30.2 million), and natural gas rates increased by an average of 1.7 percent (designed to increase annual revenues by $3.3 million).

As approved by the Idaho Public Utilities Commission, electric rates for our Idaho customers increased, effective Oct. 1, 2008, by an average of 12.0 percent (designed to increase annual revenues by $23.2 million), and natural gas rates increased by 4.7 percent (designed to increase annual revenues by $3.9 million).

The improvement in annual results for 2008 as compared to 2007 was also due to the impairment of a turbine, as well as a regulatory disallowance, both of which were recorded in the third quarter of 2007.

Additionally, the improved results reflect a decrease in interest expense that was achieved by refinancing maturing higher cost debt with lower cost debt issuances.

Also contributing to the increase in net income for 2008 was $5.7 million (pre-tax) of interest income, partially offset by $1.4 million (pre-tax) of interest expense, related to income tax settlements reached during the third quarter of 2008 and the resulting refunds received and payments made to the Internal Revenue Service.

Other utility operating expenses increased for the fourth quarter and fiscal year 2008 as compared to 2007. For the full year 2008, the utility recognized increased operating expenses, primarily due to an increase in operating and maintenance expenses at our generation facilities, as well as an increase in electric distribution expenses.

Avista Utilities absorbed $7.4 million of costs for the full year 2008 under the Energy Recovery Mechanism in Washington, compared to $8.5 million in 2007. Despite a good winter snowpack in early 2008, the late spring runoff resulted in excess water being spilled, which yielded lower-than-normal hydroelectric generation for the first half of the year. Purchased power costs were higher than expected due in part to colder than normal temperatures during the first quarter heating season and an increase in the price of wholesale power.

Advantage IQ: As previously reported, Advantage IQ acquired Cadence Network, Inc. (Cadence Network), a Cincinnati-based energy and expense management company, effective July 2, 2008. As consideration, the previous owners of Cadence Network received a 25 percent ownership interest in Advantage IQ. Net income from Advantage IQ for the fourth quarter and fiscal year 2008 decreased as compared to the fourth quarter and fiscal year 2007 primarily due to our reduced ownership percentage in the business and amortization of intangible assets resulting from the transaction.

Advantage IQ’s revenues for 2008 increased 25 percent as compared to the prior year and totaled $59.1 million. The increase in revenues was due to an increase in service revenues of 40 percent, partially offset by a 37 percent decrease in interest revenue. In 2008, Advantage IQ processed bills totaling $16.7 billion, an increase of $4.2 billion, or 34 percent, as compared to 2007. The acquisition of Cadence Network added $2.1 billion in processed bills for 2008.

Other Businesses: For the fourth quarter of 2008, the net loss from our other businesses was primarily due to losses on venture fund investments and litigation costs. For the full year 2008, results from our other businesses improved as compared to 2007 which were lower primarily due to the net loss at Avista Energy in 2007. The remaining activities of Avista Energy are no longer a reportable business segment and are included in “Other” for segment reporting purposes.

Summary Results: Results for the fourth quarter of 2008 and the year ended Dec. 31, 2008, as compared to the respective periods of 2007:

($ in thousands, except per-share data)	Q4 2008	Q4 2007	Year 2008	Year 2007
Operating Revenues	$447,461	$386,903	$1,676,763	$1,417,757
Income from Operations	$44,028	$43,538	$184,911	$138,429
Net Income	$17,485	$14,073	$73,620	$38,475
Net Income (Loss) by Business Segment:
Avista Utilities	$18,239	$12,212	$70,032	$43,822
Advantage IQ	$1,406	$1,680	$6,090	$6,651
Other	$(2,160)	$181	$(2,502)	$(11,998	)*
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.33	$0.23	$1.30	$0.82
Advantage IQ	$0.03	$0.03	$0.11	$0.12
Other	$(0.04)	$0.00	$(0.05)	$(0.22	)*
Total earnings per diluted share	$0.32	$0.26	$1.36	$0.72

*	Results for Year 2007 include a net loss from Avista Energy of $11.9 million, or $0.22 per diluted share.

Liquidity and Capital Resources: We are committed to maintaining adequate liquidity and plan to continue utilizing cash flows from operations, long-term debt and common stock issuances to fund our capital expenditures and maturing debt, and use short-term debt for these purposes on an interim basis.

In 2008 debt maturities were $404 million, the majority being the $273 million of 9.75 percent Unsecured Senior Notes that matured on June 1, 2008. In April 2008, we issued $250 million of 5.95 percent First Mortgage Bonds to fund a significant portion of this debt that matured. In December 2008, we issued $30 million of 7.25 percent First Mortgage Bonds due in 2013 and refinanced $17 million of Pollution Control Bonds. The proceeds from the $30 million issuance, together with funds borrowed under the $320 million committed line of credit, were used to fund $25 million of medium term notes that matured in December 2008 and to purchase $66.7 million of Pollution Control Bonds in December 2008 that we will hold until they are refunded at a later date.

We had $250 million of cash borrowings and $24.3 million in letters of credit outstanding as of Dec. 31, 2008, under our $320 million committed line of credit.

In November 2008, we entered into a new committed line of credit in the total amount of $200 million with an expiration date of Nov. 24, 2009. We had no borrowings outstanding as of Dec. 31, 2008, under this committed line of credit.

We had sold $17 million of accounts receivable under our $85 million revolving accounts receivable sales facility as of December 31, 2008.

As of Dec. 31, 2008, we had a combined $313.7 million of available liquidity under our $320 million committed line of credit, $200 million committed line of credit, and $85 million revolving accounts receivable sales facility. We anticipate issuing long-term debt during the second half of 2009 to reduce the balances outstanding under our committed line of credit agreements. Additionally, we are planning to remarket or refund the $66.7 million of Pollution Control Bonds during 2009.

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We issued 750,000 shares and received net proceeds of $16.6 million in the third quarter. We plan to continue to evaluate issuing common stock in future periods.

Utility capital expenditures were $220 million for 2008. We expect utility capital expenditures to be approximately $210 million in each of 2009 and 2010.

Regulatory Matters

As approved by the WUTC, effective Jan. 1, 2009, base electric rates for Washington customers increased by an average of 9.1 percent (designed to increase annual revenues by $32.5 million) and base natural gas rates increased by an average of 2.4 percent (designed to increase annual revenues by $4.8 million). In January, 2009, the Office of Public Counsel filed a Petition for Judicial Review of the Washington Commission’s recent order approving Avista’s multiparty settlement. Effective Jan. 16, 2009, natural gas rates decreased 3.0 percent (a decrease in 2009 revenues of $4.2 million) in Washington to reflect a change to the Purchased Gas Adjustment (PGA). PGAs are designed to pass through changes in natural gas costs to our customers with no change in gross margin or net income.

Effective Jan. 6, 2009, natural gas rates decreased 4.7 percent (a decrease in 2009 revenues of $3.1 million) in Idaho to reflect an adjustment to the PGA.

In January 2009, Avista filed requests for additional general rate increases in both Washington and Idaho. In Washington, Avista has requested a net electric rate increase of 8.6 percent and a natural gas rate increase of 2.4 percent. In Idaho, Avista has requested a net electric rate increase of 7.8 percent and a natural gas rate increase of 3.0 percent.

The requested electric rate increases in both states are primarily driven by increased purchased power costs due to the expiration of a low-cost contract, an increase in retail loads, investments made to expand and upgrade the company’s generating resources and other facilities, and the costs to comply with environmental and legal requirements associated with relicensing the Spokane River hydroelectric facilities and compensation to the Coeur d’Alene Tribe.

Earnings Guidance and Outlook

We are confirming our 2009 guidance for consolidated earnings to be in the range of $1.40 to $1.60 per diluted share. We expect Avista Utilities to contribute in the range of $1.30 to $1.45 per diluted share for 2009. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. We expect Advantage IQ to contribute in the range of $0.12 to $0.14 per diluted share and the other businesses to be between a loss of $0.02 and a contribution of $0.01 per diluted share.

The recent general rate increases implemented in Idaho and Washington are expected to provide incremental progress in recovery of utility costs, however, we believe we will still experience regulatory lag in 2009.

Even though we filed new general rate cases in both Washington and Idaho in January 2009, we expect this regulatory lag to continue. This lag is driven in part by a delay in recovery of incremental capital investment, and increased operation and maintenance, and administrative and general expenses caused by an increasing cost environment. The current regulatory process does not provide timely recovery of these costs, which is currently estimated to impact return on equity in the range of 60 to 80 basis points. However, we plan to continue working with regulators to reduce regulatory lag. In addition, there are certain other costs that are not recovered in retail rates that impact return on equity by approximately 70 to 90 basis points. These costs include expenses such as executive incentives and supplemental retirement compensation, dues and charitable donations, amortization of the premium related to the acquisition of the Oregon natural gas properties, and a portion of advertising.

During 2009, we are anticipating slower internal growth at Advantage IQ than had been expected as some of their clients are experiencing bankruptcies and store closures in these difficult economic times. Additionally, interest revenue is expected to be lower in 2009 due to the historic low short-term interest rate environment that we are currently experiencing and that is expected to continue throughout 2009. However, the overall services provided by Advantage IQ are considered valuable to current and potential customers, as Advantage IQ is able to assist them in reducing costs in these difficult economic times.

NOTE: We will host a conference call with financial analysts and investors on Feb. 18, 2009, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 543-6403, passcode: 65375362. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Wednesday, Feb. 25, 2009. Call (888) 286-8010, passcode 53230885 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 355,000 electric and 314,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; global financial and economic conditions (including the availability of credit) and their effect on the Company’s ability to obtain funding for working capital and long-term capital requirements on acceptable terms and on economic conditions in the Company’s service areas, including the effect on the demand for, and customers’ ability to pay for, the Company’s utility services; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas for retail customers or wholesale obligations and the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; and the possible reluctance of regulators to grant timely and adequate rate increases in an economic slowdown; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2008	2007	2008	2007
Operating revenues	$447,461	$386,903	$1,676,763	$1,417,757

Operating expenses:
Resource costs	291,453	237,737	1,055,542	849,674
Other operating expenses	71,842	64,030	271,621	266,561
Depreciation and amortization	23,712	23,212	92,632	90,650
Utility taxes other than income taxes	16,426	18,386	72,057	72,443

Total operating expenses	403,433	343,365	1,491,852	1,279,328

Income from operations	44,028	43,538	184,911	138,429

Other income (expense):
Interest expense, net of capitalized interest	(15,903)	(20,659)	(74,975)	(82,576)
Regulatory disallowance of unamortized debt repurchase costs	—	—	—	(3,850)
Other income (expense) - net	(559)	1,392	9,309	10,806

Total other income (expense) - net	(16,462)	(19,267)	(65,666)	(75,620)

Income before income taxes	27,566	24,271	119,245	62,809
Income taxes	10,081	10,198	45,625	24,334

Net income	$17,485	$14,073	$73,620	$38,475

Weighted-average common shares outstanding (thousands), basic	54,445	52,877	53,637	52,796
Weighted-average common shares outstanding (thousands), diluted	54,822	53,251	54,028	53,263
Total earnings per common share, basic	$0.32	$0.27	$1.37	$0.73

Total earnings per common share, diluted	$0.32	$0.26	$1.36	$0.72

Dividends paid per common share	$0.180	$0.150	$0.690	$0.595

Issued February 18, 2009

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2008	December 31, 2007

Assets
Cash and cash equivalents	$24,313	$11,839
Restricted cash	—	4,068
Accounts and notes receivable	218,846	105,440
Other current assets	239,068	210,838
Total net utility property	2,492,191	2,351,342
Non-utility properties and investments-net	86,898	56,084
Other property and investments-net	51,978	60,073
Regulatory assets for deferred income taxes	115,005	117,461
Regulatory assets for pensions and other postretirement benefits	172,278	51,006
Other regulatory assets	85,112	43,004
Non-current utility energy commodity derivative assets	49,313	55,313
Power and natural gas deferrals	57,607	85,885
Unamortized debt expense	33,004	32,542
Other deferred charges	5,134	4,902

Total Assets	$3,630,747	$3,189,797

Liabilities and Stockholders’ Equity
Accounts payable	$176,116	$117,546
Current portion of long-term debt	17,207	427,344
Short-term borrowings	252,200	—
Other current liabilities	243,021	218,759
Long-term debt	809,258	521,489
Long-term debt to affiliated trusts	113,403	113,403
Regulatory liability for utility plant retirement costs	213,747	209,357
Pensions and other postretirement benefits	184,588	90,555
Deferred income taxes	488,940	440,918
Other non-current liabilities and deferred credits	135,384	136,460

Total Liabilities	2,633,864	2,275,831

Common stock - net (54,487,574 and 52,909,313 outstanding shares)	774,986	726,933
Retained earnings and accumulated other comprehensive loss	221,897	187,033

Total Stockholders' Equity	996,883	913,966

Total Liabilities and Stockholders' Equity	$3,630,747	$3,189,797

Issued February 18, 2009

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Fourth Quarter		Year Ended December 31,
	2008	2007	2008	2007
Avista Utilities
Retail electric revenues	$173,581	$157,297	$635,102	$576,260
Retail kWh sales (in millions)	2,357	2,374	9,017	8,912
Retail electric customers at end of period	354,657	351,512	354,657	351,512
Wholesale electric revenues	$30,786	$22,967	$141,744	$105,729
Wholesale kWh sales (in millions)	458	272	1,964	1,594
Sales of fuel	$4,197	$1,302	$44,695	$12,910
Other electric revenues	$4,989	$3,544	$16,916	$16,231
Retail natural gas revenues	$143,980	$143,622	$440,692	$424,246
Wholesale natural gas revenues	$59,409	$30,935	$281,668	$142,167
Transportation and other natural gas revenues	$2,981	$2,635	$11,847	$10,820
Total therms delivered (in thousands)	246,944	202,186	845,710	700,433
Retail natural gas customers at end of period	314,102	310,535	314,102	310,535
Income from operations (pre-tax)	$42,295	$40,911	$174,245	$150,053
Net income	$18,239	$12,212	$70,032	$43,822
Advantage IQ
Revenues	$17,342	$12,648	$59,085	$47,255
Income from operations (pre-tax)	$2,857	$2,812	$11,297	$11,012
Net income	$1,406	$1,680	$6,090	$6,651
Other
Revenues	$10,196	$11,953	$45,014	$82,139
Loss from operations (pre-tax)	$(1,124)	$(185)	$(631)	$(22,636)
Net income (loss)	$(2,160)	$181	$(2,502)	$(11,998)
Issued February 18, 2009